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                                                                EXHIBIT 10.9 (b)


February 21, 2003

Dr. Kshitij Mohan

President and CEO
INTERNATIONAL REMOTE
  IMAGING SYSTEMS, INC.
9172 Eton Ave.
Chatsworth, California  94025

      Re: Modification of Employment Agreement -- Stock Option Grant

Dear Kshitij:

      As you know, International Remote Imaging Systems, Inc. (the "Company") committed to grant you a 5-year "incentive" stock option to purchase 250,000 shares of common stock under the terms of your employment agreement dated November 20, 2002. Unfortunately, the Company is unable to honor that commitment due to a shortage of shares in the Company's stock option plans and tax rules restricting "incentive" stock options to shares granted from a shareholder-approved plan.

      Therefore, in lieu of the original stock option commitment, the Compensation Committee has authorized the Company to grant you the following stock options:

      - a fully-vested, 5-year incentive stock option from the Company's plans to purchase 50,000 shares of common stock; and

      - a 5-year, non-qualified stock option from outside of the Company's plans (sometimes referred to as an "inducement" grant) to purchase 270,000 shares of common stock vesting in three equal annual installments on the first, second and third anniversaries of your start date (January 6, 2003).

      These stock options will have an exercise price equal to $2.50, the closing price of common stock on the American Stock Exchange on November 20, 2002, the date we reached agreement in principal on the terms of your employment.

      I understand from our conversations that you will accept the foregoing in full satisfaction of the Company's original commitment to you regarding stock options.

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      If this letter accurately reflects the terms our understanding regarding your stock options, please sign and return the enclosed copy of this letter. Except as modified by this letter, the terms of your original employment agreement will remain in full force and effect.

Sincerely,



Dr. John A. O'Malley
Chairman of the Board

ACCEPTED AND AGREED:



-----------------------------
Dr. Kshitij Mohan

cc: IRIS Board of Directors